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                                                                   EXHIBIT 21

                                 SUBSIDIARIES OF
                         WESTINGHOUSE AIR BRAKE COMPANY

                                                                      WABCO'S
                                               JURISDICTION OF       OWNERSHIP
COMPANY                                         INCORPORATION        INTEREST
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Allied Friction Products Australia Pty Ltd.    Australia                100%
Benn Iron Foundry Ltd.                         Canada                   100%
Cobra Europe S.A.                              France                   100%
Evand Pty Ltd.                                 Australia                100%
F.I.P. Pty Ltd.                                Australia                100%
Greysham Railway Friction Products             India                     65%
H.P. s.r.l.                                    Italy                    100%
Pioneer Friction                               India                     51%
Railroad Friction Products Corporation         Delaware                 100%
RFPC Holding Corporation                       Delaware                 100%
Stone Safety Service Corp                      New Jersey               100%
Stone U.K.                                     United Kingdom           100%
TFL, Inc.                                      Delaware                 100%
ThermoSealed Castings Ltd.                     Canada                   100%
Vapor Canada Inc.                              Canada                   100%
Vapor Corporation                              Delaware                 100%
Vapor UK Limited                               United Kingdom           100%
Westinghouse Railway (Canada), Ltd.            Canada                   100%
Westinghouse Railway Holdings (Canada) Inc.    Canada                   100%